Exhibit 99.2

WASTE CONNECTIONS ANNOUNCES PRICING OF C$700 MILLION OF SENIOR NOTES

TORONTO, ONTARIO, July 27, 2026 – Following the previous announcement of the launch of a senior notes offering, Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) announced today that it has priced an underwritten public offering in the U.S. and by way of private placement in each of the provinces of Canada (the “Offering”) of (i) C$300 million aggregate principal amount of its 4.200% Senior Notes due 2033 (the “2033 Notes”) at a price to the public of 99.838% of their face value, and (ii) C$400 million aggregate principal amount of its 4.550% Senior Notes due 2036 at a price to the public of 99.611% of their face value (together with the 2033 Notes, the “Notes”). The Offering is expected to close on August 4, 2026, subject to customary closing conditions. Net proceeds to Waste Connections from the Offering are expected to be approximately C$691.9 million, after deducting underwriting fees and estimated Offering expenses, and are expected to be used, together with cash on hand, to repay a portion of the Canadian dollar-denominated borrowings outstanding under its revolving credit facility provided under its credit agreement.

CIBC Capital Markets, Scotiabank, and TD Securities are acting as joint book-running managers and underwriters for the Offering along with the several other underwriters named in the underwriting agreement. The Offering is being made in the United States pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 24, 2024 (the “Registration Statement”) and on a private placement basis in Canada to purchasers in each province of Canada under a Canadian offering memorandum (the “Canadian Offering Memorandum”), which includes the Registration Statement. Copies of the prospectus supplement and the accompanying base prospectus for the Offering and, in Canada, the Canadian Offering Memorandum, may be obtained by contacting CIBC World Markets Inc., 161 Bay Street, 5th Floor, Toronto, ON M5J 2S8, Attention: Debt Capital Markets, at cibcdebtsyndication@cibc.com or by telephone at 416-594-8515, Scotia Capital Inc., 40 Temperance Street, 4th Floor, Toronto, ON M5H 0B4, Attention: Debt Capital Markets, at dcmtoronto@scotiabank.com or by telephone at 416-863-7776, or TD Securities Inc., 222 Bay Street, 7th Floor, Toronto, ON M5K 1A2, Attention: Debt Capital Markets, at tdcan-syndicate@tdsecurities.com or by telephone at 416-982-2243. Copies of the prospectus supplement and the accompanying base prospectus for the Offering will also be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor will there be any offer, solicitation or sale of the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its sustainability efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (“PSLRA”), including “forward-looking information” within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events, including the potential Offering and the Company’s use of proceeds. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” “estimate,” “continue,” “intends” or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks, assumptions and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about the timing and other elements of the Offering. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed in the preliminary prospectus supplement and the accompanying base prospectus, which are both a part of the Registration Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and those risk factors set forth from time to time in the Company’s other filings with the SEC and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

CONTACT:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com